THORNBURG ETF TRUST 485BPOS

Exhibit 99.(d)(2)

THORNBURG ETF TRUST

AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

Thornburg ETF Trust (the “Trust”) and Thornburg Investment Management, Inc. (the “Adviser”) hereby agree that the Investment Advisory Agreement dated December 19, 2024, as may be amended from time to time, between the Trust and the Adviser (the “Agreement”) is amended as of this 22nd day of May, 2026, to reflect that the Thornburg Premium Income Builder ETF shall be deemed a “Fund” under the terms of the Agreement, effective May 22, 2026. A revised Schedule A is attached hereto.

THORNBURG ETF TRUST

By:	/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	CFO & Treasurer

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish Bhatt
Name:	Nimish Bhatt
Title:	CFO

Schedule A

(as of May 22, 2026)

Fund	Management Fee (% of average daily net asset value)	Effective Date
Thornburg Core Plus Bond ETF	0.45%	December 19, 2024
Thornburg Multi Sector Bond ETF	0.55%	December 19, 2024
Thornburg International Equity ETF	0.65%	December 19, 2024
Thornburg International Growth ETF	0.70%	December 19, 2024
Thornburg Premium Income Builder ETF	0.79%	May 22, 2026